DATA PROCESSING SERVICES AGREEMENT

     THIS AGREEMENT, made on this _____ day of __________, 1999
(the "Effective Date"), by and between SLMsoft.COM INC., doing business as ("SLM") and Colonial National Bank (Customer).

     WHEREAS, Customer desires to retain the data processing services of SLM and SLM is willing to provide data processing services to Customer on certain terms and conditions.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Services. SLM shall: provide Customer at SLM's place or places of business and at Customer's place or places of business, as set forth below, all services as set forth in the attached Schedules, incorporated herein by reference (the "Services"); train the Customer and its employees in the use and interpretation of all input, output and reports produced by SLM for Customer's use; furnish to Customer special reports and other additional services upon such terms, at such times and for such fees as shall from time to time hereafter be agreed upon by SLM and Customer, and provide at Customer's expense, such information concerning the services rendered under this Agreement as Customer's auditors may request upon the Customer's written authorization.

     2. Term. The initial term of this Agreement shall be for a period of sixty (60) months and shall commence on the date of conversion, evidenced by an executed copy of the Conversion Completion Signoff Sheet ("Conversion Date"). Thereafter, this Agreement shall be automatically extended for a period of six
(60) months at the then current fees unless either party notifies the other party in writing at least six (6) months prior to the end of the initial term or any extension thereof.

     3.  Fees.

          a. Customer hereby agrees to pay SLM the fees and charges set forth in the attached Schedules, incorporated herein by reference. Full payment shall be due within ten (10) days of the date of the invoice provided to the Customer. In addition, the parties hereto agree that at any time subsequent to the expiration of the twelve (12) month period following the date of execution of this Agreement, SLM may, upon ninety (90) days notice to Customer (which notice may be given within the initial twelve (12) month period), increase the fees and charges set forth in the Schedules and the Pricing Schedule as amended from time to time.

          b. In addition to the fees set forth in paragraph 3a above, Customer hereby agrees to reimburse SLM for any special or unusual expense incurred by SLM at Customer's request, including services relating to Customer's audit requirements.

          c. In the event that Customer fails to pay any or all amounts due SLM within thirty (30) days of the date of an invoice, Customer agrees to pay SLM monthly interest at the rate equal to the lesser of one and three quarters percent (1 3/4%) or the highest rate permitted by applicable law, on all amounts outstanding, together with reasonable lawyer's fees and costs incurred in the collection thereof.

          d. In the event that SLM so requests in writing, Customer agrees to post a security deposit in an amount equal to one (1) month's processing fee as estimated by SLM.

     4.  Duties and Representations of Customer.

          a. Customer shall furnish data to SLM in a form acceptable to SLM at the time provided in the attached
Schedules.

          b. Customer shall extend the time requirements to allow for any rescheduling of Customer's work caused by Customer's failure to furnish its data in accordance with the attached Schedules, or on incomplete or incorrect forms, and to pay all expenses of such rescheduling.

          c. Customer shall reject in writing any incorrect report within three (3) business days after receipt of same and that failure to so reject shall constitute Customer's acceptance of the report.

          d. Customer shall pay SLM for any tax, except income, real estate or occupation tax, which shall, at any time, become payable in respect of this Agreement or for the Services provided hereunder.

          e. Customer shall permit SLM to retain Customer's data except as otherwise provided herein, whenever Customer is in default with regard to any payment required hereunder and Customer hereby grants SLM a security interest in such data.

          f. Customer shall be responsible for and safeguard documents in transit, unless otherwise provided in the attached
Schedules.

          g. Customer hereby indemnifies and holds SLM harmless from liability, and shall not seek to hold SLM responsible for delay in providing or failing to provide Services if due to causes or conditions beyond SLM's reasonable control, or for any inaccuracy, inadequacy, or omission in any data, information or instructions furnished by the Customer.

          h. Customer hereby indemnifies and holds SLM harmless from any and all liability, including reasonable lawyer's fees arising from a claim asserted with respect to this Agreement or the Services provided hereunder, by any employee of Customer or any other third party, none of whom shall have any rights or claims against SLM by virtue of this Agreement

          i. Customer agrees that in the event this Agreement is terminated early by either party for any reason, Customer shall purchase at cost from SLM all Customer forms custom made for the Customer in the SLM inventory, at the time of early termination and to pay SLM the average of the last three months of full production billing multiplied by the number of months remaining on the Agreement.

          j. Customer warrants and represents that it will be free, as of the Conversion Date, of any contractual obligation that would prevent the Customer from entering into this Agreement, and that SLM's offer to provide Services in no way caused or induced the Customer to breach any contractual obligation.

          k. Customer shall conduct a regular review of system access by its employees, review of authorized users and notify
SLM in writing, of any errors, breaches of security or unauthorized access to the system on a timely basis.

          l. SLM shall permit Customer's duly authorized representative to examine procedures, internal controls and accounting related functions as they apply to Services provided
SLM under this Agreement. Properly executed written authorization shall be submitted to SLM by Customer.

          m. Customer shall be responsible for confirmation that adequate liability coverage is in place to protect Customer and SLM from Customer's employee dishonesty while processing Customer's data. Customer shall furnish proof of such coverage upon signing of this Agreement

          n. Customer agrees that in the event Customer requests programming changes to the system for Customer's specific benefit, Customer shall submit such request in writing, defining such changes requested and duly authorize such changes to be made. The cost for such changes shall be charged to Customer at SLM's then current time and materials rates.

     5. Warranties of SLM. SLM hereby warrants and represents that it will exercise ordinary care in processing the Customer's work and that it will hold in confidence all information relating to the assets, liabilities, business and affairs of the Customer received by SLM in rendering the Services under this Agreement, except to the extent that disclosure is authorized by the Customer or compelled by governmental regulation or legal process.

     6. Limitation of Liability. SLM's liability hereunder for damages, regardless of the form of action, shall not exceed the total amount paid for Services for one month under the attached Schedules or in the authorization for the particular service if not pursuant to a Schedule. This shall be Customer's exclusive remedy. Furthermore, SLM shall not be liable for any lost profits, consequential damages or for any claim or demand asserted against Customer by any other party. No action, regardless of form, arising out of the Services under this Agreement may be brought by either party more than two years after the cause of action has accrued, except that an action for nonpayment must be brought within one year of the date of last payment. There are no warranties other than those described in this Agreement.

     7.  Miscellaneous.

          a. All specifications, tapes, programs, concepts, expertise and procedures developed or utilized by SLM for Customer, except as provided by Customer, are and remain the sole property of SLM unless otherwise specifically provided herein.

          b. All master files shall remain the property of Customer unless provided otherwise in the attached Schedules. Master files will be provided at SLM's then current standard rate to the Customer in such machine-readable form as SLM produces in its ordinary course of business, if requested by the Customer in the event of termination.

          c. This Agreement, together with all Schedules, appendices or other attachments referenced herein, constitutes the entire agreement between the parties hereto and supersedes all proposals, oral and written, between the parties on this subject.

          d. This Agreement shall be governed by the laws of the State of Kansas as set forth herein. Any action to enforce any provision of this Agreement may be filed in the Johnson County, Kansas District Court or other court of competent jurisdiction located in Kansas.

          e. Any invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity of any other of its provisions.

          f. Any notice or other communication hereunder shall be in writing.

          g.  All times referred to in the Schedule are Eastern
Standard Time.

          h. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

          i.  The Data Processing Services Agreement and
Schedules attached are part of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and each warrants and represents that the person whose signature appears below has been and is on the date of this Agreement duly authorized by necessary and appropriate corporate action to execute this Agreement.

SLMsoft.com INC.                   COLONIAL NATIONAL BANK

By:________________________        By:________________________



                           SLMsoft.com

                      Processing Proposal for
                      Colonial National Bank
                      Haddonfield, New Jersey
                    11/15/1999 (Revised: 12/99)

ESTIMATED MONTHLY CORE PROCESSING FEES        Schedule     Units      Rate        Cost
--------------------------------------        --------     -----      ----        ----
CENTRAL INFORMATION FILE                          A            1   $     600    $   600

DEMAND DEPOSIT ACCOUNTING                         B
Per Account                                                             0.19          -
Per Item                                                                0.03          -

SAVINGS ACCOUNTING                                C
Per Open Account                                                        0.15          -
Per Closed Account                                                      0.08          -

CERTIFICATES OF DEPOSIT                           D
Per Open Account                                                        0.30          -
Per Closed Account                                                      0.14          -

CONSOLIDATED LOANS                                F
Per Open Account                                                        0.75          -
Per Closed Account                                                      0.17          -

MORTGAGE LOANS                                    N
Per Open Account                                                        0.75          -
Per Closed Account                                                      0.17          -

SAFE DEPOSIT BOX                                  K
Per Account                                                             0.17

MISCELLANEOUS PROCESSING
General Ledger, fully integrated                  H            1      200.00        200
Credit Bureau Tape                                             1       30.00         30
Class Optical Report Imaging
  (1-10 terminals/location)                      AC            1      350.00        350
Workstation Communications Ports                              14       27.00        378
MicroSOLV workstations                           AS           10       10.00        100
ATM on-line interface                            AU            1      100.00        100
Debit Card on-line interface                     AU            1      200.00        200
Disaster Recovery     $50 + $1/mil                U            7        1.00         57
Account Analysis (per account, $125 min)         AA            1      125.00        125
Voice Response System -
  Regency Real-Time Interface                    AR            1       30.00         30
ACH Origination (per run per company)            AJ            1       15.00         15
Asset/Liability Repricing Report                  G            1      125.00        125
Laser Pro Loan Interface                         AO            1       75.00         75
Deposit Platform (1-4 terminals)                 AG            1      200.00        200
Relationship Profitability                       AI            1       75.00         75
ODBC Dictionaries                                AL            1      125.00        125
ODBC Dictionaries (Per Concurrent User/Month)    AL            1       25.00         25
Express Teller                                   AD            4       20.00         80
Credit Reserve                                    0                                 N/C
Account Reconciliation (internal accounts)       AB            1       45.00         45
E-Mail (per user)                                AM            2       15.00         30
Call Reporter II or III interface                AN            1       50.00         50
Accounts Payable                                 AP            1      125.00        125
Stockholder Management                                         1       25.00         25
Loan Origination System (1-4 users)               W            1      500.00        500
Internet Banking                                 AX            1    1,500.00      1,500
Audit Confirmation (.10/notice)                                1       25.00         25

     Total Estimated Monthly Processing Fees                                    $ 5,190

ESTIMATED ONE-TIME FEES
-----------------------
Training and Implementation Fees                                                $30,000
Web Page Design (Basic)                          AX                             $ 5,000
Impromtu Administrators License                                                 $ 1,295
Impromtu User Licenses                                         1        695     $   695
Computer Hardware                                                                   TBD
Express Teller Hardware, Software &
   Installation                                                                     TBD
Document Management                                            1      7,500     $ 7,500
Automated Voice Response, Regency/Real Time      AR            1      5,000     $ 5,000
Deposit Platform Interface & License             AG            1      5,000     $ 5,000
Bankers Systems, Deposit/Loan License            AO            1      5,000     $ 5,000
Loan Origination System                           W            1      2,500     $ 2,500
Signature Capture                                AE            1      2,000     $ 2,000
Account Reconciliation                           AB            1      2,000     $ 2,000
ATM Online Interface                             AU            1      2,500     $ 2,500
Debit Card Online Interface                      AU            1      2,500     $ 2,500

     Subtotal Estimated One-Time Fees                                           $70,990

TELECOMMUNICATIONS & EQUIPMENT
------------------------------
Telecommunications Equipment (Cabling &
   Frame Relay)                                                                     TBD
Telecommunications installation fees                                                TBD
Telecommunications first years maintenance                                          TBD

     Subtotal Telecommunications and Equipment                                  $     -

     Total Estimated One-time Fees & Telecommunications                         $70,990
                                                                                =======
          Five Year Monthly Amortization                                            TBD
                                                                                =======

ITEM PROCESSING
---------------
Example
Image Capture all Inclearings                     I       26,146     0.0300   $  784.38
Exception Pull                                            26,146     0.0075   $  196.10
Statement Print per Page                                   4,556     0.0200   $   91.12
Archive                                                   26,146     0.0150   $  392.19
Statement Preparation                                     26,146     0.0100   $  261.46
Laser Forms                                                4,556     0.0200   $   91.12
Envelopes                                                  2,731     0.0300   $   81.93
Statement Mail                                             2,731     0.0600   $  163.86
Return Processing & Qualifications                            84     2.4500   $  205.80
Remote Archive Access                                          1     100.00   $  100.00

     TOTAL                                                                    $2,367.96
Conversion & Training One Time Fee                      $ 7,500

Additional Charges:
------------------
Statement inserts                    $.0125 per insert per statement
Off-line research                    $1.50 per item
Custom printed forms & statements
   at 10% over cost
Postage
Transportation fees
Communications & Line costs

Other Services
--------------
Non-Image Intercept                  $0.0225
POD (Proof of Deposit)               $0.05
CD-ROMs                              $12.50

*Postage, Delivery, Courier & applicable taxes are the customer responsibility

Proposal Summary

Estimated Monthly Core Processing                $ 5,190
Estimated Monthly Item Processing                $ 2,368
          TOTAL MONTHLY PROCESSING FEES          $ 7,558

Estimated One Time Core Processing Fees          $70,990
     does not include hardware and
     cabling cost at this time
Estimated One Time Item Processing Fees          $ 7,500
          TOTAL ONE TIME FEES                    $78,490

NOTES:

All fees are subject to applicable sales and use taxes.
Bank pays for custom forms and courier expenses.
Bank pays for data communications costs, including installation.
Bank pays for all travel, lodging, and per diem.
TBD - To Be Determined

Prices Quoted are valid for 30 days from the date of this proposal.



       SCHEDULE Z TO DATA PROCESSING SERVICES AGREEMENT

     THIS SCHEDULE Z is incorporated by reference in and made a part of the Data Processing Services Agreement (the "Agreement") between Colonial National Bank and SLMsoft.com Inc. ("SLM"). All capitalized terms used herein shall have the meaning given to them in the Agreement. The provisions of this Schedule Z supersedes and replaces the terms of the Agreement, and in the case of any conflict between the terms of the Agreement and this Schedule, the terms of this Schedule shall prevail.

     1. Section 2 of the Agreement shall be amended and restated to read in full as follows:

     "Term. The initial term of this Agreement shall be for a period of thirty-six (36) months and shall commence on the Effective Date. Thereafter, this Agreement shall be automatically extended for a period of twelve (12) months at the then current fees unless either party notifies the other party in writing at least six (6) months prior to the end of the initial term or any extension thereof, except as set forth below."

     2. Section 3(a) of the Agreement shall be amended and restated to read in full as follows:

     "Customer hereby agrees to pay SLM the fees and charges set forth in the attached Schedules, incorporated herein by reference. Full payment shall be due within thirty (30) days of the date of the invoice provided to the Customer.
     In addition, the parties hereto agree that at any time subsequent to the expiration of the twenty-four (24) month period following the date of execution of this Agreement, SLM may, upon ninety (90) days notice to Customer
     (which notice may be given within the initial twenty-four (24) month period), increase the fees and charges set forth in the Schedules and the Pricing Schedule as amended from time to time;
     provided, however, that at any time within ninety
     (90) days after receipt of such notice, Customer may terminate this Agreement on ninety (90)days notice to SLM."

     3. Section 3(c) shall be amended to change the monthly interest rate to one percent (1%).

     4.  Section 3(d) shall be deleted in its entirety.

     5.  Section 4(a) shall be amended to insert the word
"reasonably" immediately before the word "acceptable."

     6.  Section 4(e) shall be deleted in its entirety.

     7.  Section 4(f) shall be amended to insert the word
"Customer's" immediately before the word "documents."

     8. Section 4(g) shall be amended to add the phrase "and to the extent" after the word "if' and before the word "due," and to insert the following phrase immediately after the words "from liability,":

         "except for any liability resulting from the actions of SLM or its vendors, subcontractors and agents,"

     9. Section 4(h) shall be amended and restated to read in full as follows

         "No employee of Customer or any other third party shall have any rights or claims against SLM by virtue of this Agreement."

     10. Section 4(i) shall be amended to delete the phrase "of the last three months of' and insert the word "monthly" in its place; to add the phrase "over the three months prior to termination" after the word "billing"; and to delete the phrase "the number of months remaining in the Agreement" and insert in its place "twelve, except if such early termination is (i) due to the breach of this Agreement by SLM or (ii) pursuant to
Section 3(a) of the Agreement.

     11. Section 40) shall be amended to add "and SLM each" after the word "Customer" and before the word "warrant," and to thereafter substitute the word "it" for the words "the
Customer."

     12.  Section 4(k) shall be amended to add the phrase "and
SLM each" immediately after the word "Customer," and to delete
"SLM" and to substitute in its place the phrase "the other party."

     13. Section 4(l) shall be amended to add the phrase "and any regulatory agency's" after the word "Customer's" and before the word "duly."

     14. Section 4(m) shall be amended and restated to read in full as follows:

          "Customer and SLM shall each be responsible to the other for confirmation that each has adequate liability coverage in place to protect Customer and SLM from their respective employees' dishonesty while processing Customer's data. Both parties shall furnish proof of such coverage prior to the date the Customer opens for business."

     15.  Section 5 shall be amended to substitute the word
"due" for the word "ordinary," and to add the phrase "the provision of the services and in" after the words "care in" and before the word "processing."

     16.  The Agreement is amended to add the following as
Section 6:

Duties of SLM

       (a) SLM shall provide training, training aides, user manuals, and other documentation for Customer's use as SLM finds reasonably necessary to enable Customer personnel to become familiar with the Services. All such training and manuals remain SLM's property.

       (b) SLM and the Services will operate in all material respects in accordance with the specifications provided to the Customer. Notwithstanding the foregoing, SLM shall be responsible for all losses and damages suffered by Customer (subject to the limitations of liability as set forth in Section 7 below) caused by SLM or anyone acting by, through or on behalf of SLM regardless of whether this materiality standard has been breached.

       (c) SLM has evaluated its system's capacity requirements as they relate to the Customer's anticipated processing volumes, and warrants that it has adequate capacity to accommodate Customer's current and anticipated future account and transaction volumes. SLM agrees to maintain and manage the capacity of its system to accommodate Customer's anticipated account and transaction volumes. Customer shall have the right to appoint an independent outside consultant to verify the SLM system capacity relative to Customer's anticipated requirements, and in the event such consultant determines that SLM does not possess adequate capacity, Customer shall notify SLM in writing, of such finding, and SLM shall have ninety (90) days to provide such additional capacity. In the event SLM does not provide such additional capacity within the above time period, in addition to any other fights or remedies that Customer may have, Customer may terminate this Agreement.

       (d) SLM represents and warrants that it owns or has a license to furnish all equipment and/or software comprising its system and to perform the Services. SLM shall, at its sole cost and expense, indemnify the Customer and hold it harmless against any claim or action that alleges that SLM's system use infringes a United States patent, copyright, or other proprietary right of a third party.

       (e) Each party (the "Indemnitor")shall indemnify, defend and hold harmless the other from and against and with respect to any claim, liability, obligation, loss, damage, deficiency, assessment, encumbrance, judgment, cost, expense (including without limitation reasonable attorneys' fees and costs and expenses incurred in preparation and defending against or prosecuting any litigation, claim, action, suit, proceeding, or demand) of any kind or character, arising out of or in any manner incident, relating, or attributable to any inaccuracy, breach, or failure by the Indemnitor to perform or observe the representations, warranties and covenants contained herein.

       (f) In the event of a processing or computational error or other default caused by SLM personnel, systems or equipment, SLM shall correct the data or information and/or reprocess the affected item or report at no additional cost to Customer as promptly as possible.

       (g) SLM maintains a Disaster Recovery Plan for each Service and shall continue to maintain such Disaster Recovery Plan for each Service at all times during the term of this Agreement. Customer shall have access to a current copy of all such Disaster Recovery Plans at all times during the term of this Agreement. SLM shall test each Disaster Recovery Plan periodically, but not less often then once every eighteen (18) months. SLM warrants that will it comply in all material respects with the terms of each Disaster Recovery Plan.

     17. Section 6 shall be renumbered Section 7 and Section 7 shall be renumbered Section 8.

     18. The first sentence of Section 7 shall be amended to delete the phrase "one month" and to add the following:

          "six months (or if six months of Services have not been rendered by SLM to Customer, the amount paid for the most recent month multiplied by six)."

     19. The second sentence of Section 8(d) shall be amended to add the phrase "federal or state" after the word "other" and before the word "court," and to add the phrase "or New Jersey" immediately after the words "located in Kansas."

     IN WITNESS WHEREOF, the parties hereto have caused this Schedule to the Agreement to be executed by their undersigned duly authorized officers as of the Effective Date.

                              COLONIAL NATIONAL BANK
                              (IN ORGANIZATION).

                              By:_______________________________
                                 Gerard M. Banmiller, President
                                 and Chief Executive Officer

                              SLMSOFT.COM INC.

                              By:_______________________________
                                 Name:
                                 Title: